UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 4/13/2009

J.CREW GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-42427

DE	22-2894486
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

770 Broadway

New York, New York 10003

(Address of principal executive offices, including zip code)

212-209-2500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2009, the Compensation Committee of the Board of Directors (the “Committee”) of J. Crew Group, Inc. (the “Company”) determined that it was appropriate to suspend participation of the Company’s senior vice presidents and above (including the Named Executive Officers) in the Company’s 2009 annual cash incentive plan and replaced it with awards of performance-based restricted stock to such officers. The awards of performance-based restricted stock were granted as of April 15, 2009 (the “Grant Date”) pursuant to the terms and conditions of the Company’s Amended and Restated 2008 Equity Incentive Plan and will vest in two equal annual installments beginning on the first anniversary of the Grant Date, subject to continued employment with the Company. The number of restricted shares earned pursuant to each award will be based upon the Company’s satisfaction of certain objective performance criteria for the fiscal year ending January 30, 2010 and, in addition, the Committee shall have discretion to reduce the actual number of shares earned based upon its assessment of individual performance.

In addition, the Committee approved an increase in target bonus payable under the Company’s annual cash incentive plan for Jenna Lyons, Creative Director, from 50% to 75% of base salary and a maximum bonus increase from 100% to 150% of base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. CREW GROUP, INC.

By:	/s/ Arlene S. Hong
Name:	Arlene S. Hong
Title:	Senior Vice President, General Counsel and Secretary

Dated: April 17, 2009